Flex Pharma Reports Third Quarter 2018 Financial Results

November 5, 2018

Boston, MA - Flex Pharma, Inc. (NASDAQ: FLKS), today announced its financial results for the three months ended September 30, 2018.

On June 13, 2018, the Company announced that it was ending its ongoing Phase 2 clinical trial investigations of FLX-787 in Motor Neuron Disease (MND), which primarily included patients with amyotrophic lateral sclerosis (ALS), and in Charcot-Marie-Tooth disease (CMT), was reducing its workforce and engaged Wedbush PacGrow to help the Company assess its strategic alternatives.

"During the third quarter, we continued our assessment of strategic alternatives for the Company. While that assessment is underway, we are working diligently to conserve working capital and enhance stockholder value. We plan to announce additional information once our assessment is complete,” stated Bill McVicar, Ph.D., President and CEO of Flex Pharma.

Corporate Activities:

•	The Company has stopped its clinical trials in MND and CMT and the wind-down of the associated activities was completed in the third quarter of 2018.

•	The reduction in the Company's workforce announced on June 13, 2018 was completed by September 30, 2018.

Third Quarter 2018 Financial Results

•
Cash Position: As of September 30, 2018, Flex Pharma had cash and cash equivalents of $13.0 million. The Company held no marketable securities at September 30, 2018. During the three months ended September 30, 2018, cash and cash equivalents decreased by $2.8 million.

•	Total Revenue: Total HOTSHOT revenue for the three months ended September 30, 2018 was approximately $251,000.

•
Cost of Product Revenue: Cost of product revenue for the three months ended September 30, 2018 was approximately $92,000. There were no inventory write-offs during the three months ended September 30, 2018.

•
R&D Expense: Research and development expense for the three months ended September 30, 2018 was $0.9 million. Research and development expense for this period primarily included costs associated with the Company’s clinical operations and wind-down of FLX-787 Phase 2 clinical studies, personnel costs (including salaries, termination-related costs, retention-related costs and stock-based compensation costs) and external consultant costs.

•
SG&A Expense: Selling, general and administrative expense for the three months ended September 30, 2018 was $2.0 million. Selling, general and administrative expense for this period primarily included personnel costs (including salaries, retention-related costs and stock-based compensation costs), fulfillment costs related to HOTSHOT, legal and professional costs, and external consultant costs.

•
Net Loss and Cash Flow: Net loss for the three months ended September 30, 2018 was ($2.6) million, or ($0.15) per share and included $0.3 million of stock-based compensation expense. As of September 30, 2018, Flex Pharma had 18,066,767 shares of common stock outstanding. The net loss for the third quarter of 2018 was primarily driven by the Company’s operating expenses related to its research and development efforts, costs associated with HOTSHOT, and general and administrative costs.

About Flex Pharma

Flex Pharma, Inc. is a clinical-stage biotechnology company founded by National Academy of Science members Rod MacKinnon, M.D. (2003 Nobel Laureate), and Bruce Bean, Ph.D., recognized leaders in the fields of ion channels and neurobiology, along with Christoph Westphal, M.D., Ph.D.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the corporate restructuring; the reduction in force and restructuring charges; the potential cost savings resulting from these changes; the ability to achieve cash flow savings; the discontinuation of the Company’s trials of FLX-787 in Motor Neuron Disease and Charcot-Marie-Tooth disease; the ability to continue to develop FLX-787; and the potential for a sale or merger of the Company or its HOTSHOT consumer business. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation: uncertainties regarding the Company will be able to effectively manage the organizational changes brought about by the restructuring and have sufficient capital resources to fund its continuing operations in future periods to realize its anticipated cost savings; availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of our consumer or drug product candidates; and the inherent uncertainties associated with intellectual property. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including the "Risk Factors" contained therein. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.
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Contact:
John McCabe
Chief Financial Officer
Flex Pharma, Inc.
jmccabe@flex-pharma.com
617-874-1824

- Financial Tables to Follow -

Flex Pharma, Inc.
Unaudited Selected Consolidated Balance Sheet Information
(in thousands)
	September 30, 2018	December 31, 2017
Assets:
Cash and cash equivalents	$12,961	$19,186
Marketable securities	—	14,130
Accounts receivable	21	10
Inventory	223	432
Prepaid expenses and other current assets	479	777
Property and equipment, net	127	331
Other assets	127	127
Total assets	$13,938	$34,993

Liabilities and stockholders' equity:
Accounts payable and accrued expenses	$2,834	$5,717
Deferred revenue	—	72
Other liabilities	54	98
Stockholders’ equity	11,050	29,106
Total liabilities and stockholders’ equity	$13,938	$34,993

Unaudited Condensed Consolidated Statements of Operations
(in thousands, except loss per share amounts)
	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Net product revenue	$247	$407	$665	$978
Other revenue	4	7	10	14
Total revenue	251	414	675	992
Costs and expenses:
Cost of product revenue	92	149	356	373
Research and development	865	4,739	11,720	12,731
Selling, general and administrative	1,960	4,935	8,652	14,521
Total costs and expenses	2,917	9,823	20,728	27,625

Loss from operations	(2,666)	(9,409)	(20,053)	(26,633)
Interest income, net	28	77	140	228
Net loss	$(2,638)	$(9,332)	$(19,913)	$(26,405)

Net loss per share-basic and diluted	$(0.15)	$(0.54)	$(1.11)	$(1.54)

Weighted-average number of common shares outstanding (1)	18,067	17,386	18,000	17,132

(1)
In 2014, the Company issued approximately 5.4 million shares of restricted stock that vested over four years, through February 2018. These shares were considered outstanding for purposes of computing weighted average shares as they vested. All of these shares have vested and are considered outstanding as of September 30, 2018.